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EXHIBIT 99.1




FINANCIAL CONTACT:  JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:      CLAIRE S. MCCALL (615) 367-8283

                               GENESCO TO PRESENT
                      AT 8TH ANNUAL ICR XCHANGE CONFERENCE
         --COMPANY REAFFIRMS FOURTH QUARTER AND FISCAL 2006 GUIDANCE --

NASHVILLE, Tenn., Jan. 10, 2006 --- Genesco Inc. (NYSE: GCO) today announced that the Company will be presenting at the 8th Annual ICR XChange Conference in Naples, Fla. The Genesco investor presentation will be webcast live at 9:00 a.m. (eastern time) on January 12, 2006, and may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

         The Company also stated that it remains comfortable with its previously announced earnings guidance for the fourth quarter and fiscal year 2006. Genesco plans to announce its results for the fourth quarter and fiscal year 2006 and to discuss the results and the outlook for the new fiscal year in a conference call on March 2, 2006.

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences, including the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and to renew leases in existing stores on schedule and at acceptable expense levels, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product availability or distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors (including pricing and promotional discounts), variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,700 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.